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                                                                       EXHIBIT 5


                                     May 6, 1998

U S WEST, Inc.
U S WEST Capital Funding, Inc.
7800 East Orchard Road
Englewood, Colorado 80111


               Re: Public Offering of Debt Securities


Gentlemen and Ladies:

     I have examined the Registration Statement on Form S-3 filed contemporaneously herewith (the "Registration Statement") by USW-C, Inc. (to be renamed "US WEST, Inc.") (the "Company") and U S WEST Capital Funding, Inc. (collectively, the "Registrants"), with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended, of up to $3,500,000,000 of debt securities ("Debt Securities"). I have examined the form of Indenture to be entered into, by and among the Company, U S WEST Capital Funding, Inc., and First National Bank of Chicago, as Trustee, under which the Debt Securities are to be issued (the "Indenture"), and such other documents, certificates and matters of fact as I have deemed necessary for purposes of this opinion. I am familiar with the proceedings taken and proposed to be taken by the Registrants in connection with the proposed authorization, issue and sale of the Debt Securities.

     I am also familiar with the proposed opinion of legal counsel qualified to practice in New York concerning the validity, legality, and binding effect of the Debt Securities under New York law, upon which opinion I will rely in delivering my opinion pursuant to Section 6(b)(2) of the Distribution Agreement and Section 5(c) of the Underwriting Agreement, each of which has been filed as an exhibit to the Registration Statement.

     Based upon the foregoing, and in reliance thereon, it is my opinion that, subject to the receipt of payment for the Debt Securities and subject to the terms of the Debt Securities being otherwise in compliance with then applicable law, when the Debt Securities have been duly authorized, executed, authenticated and delivered in accordance with the terms of the applicable resolutions of the respective Boards of Directors of the Registrants, and any legally required consents, approvals, authorizations, and other orders of the Commission or any other judicial or regulatory authorities to be obtained, and, to the extent applicable, the articles or certificate of incorporation and bylaws of the registrants and the Indenture, the Debt Securities will constitute legally issued and binding obligations of the Company and/or U S WEST Capital Funding, Inc., except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, and except that the remedies of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption "Legal Opinions" in the Prospectus forming a part of the Registration Statement.

                                   Very truly yours,

                                   /s/ Thomas O. McGimpsey
                                   -----------------------

                                   Thomas O. McGimpsey